Exhibit 4.6

SPECIAL DEVICES, INCORPORATED,

as Issuer

SCOT, INCORPORATED,

as Guarantor

and

UNITED STATES TRUST COMPANY OF NEW YORK,

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of September 21, 2000

to

INDENTURE

Dated as of December 15, 1998

between

SPECIAL DEVICES, INCORPORATED, as Issuer

and

UNITED STATES TRUST COMPANY OF NEW YORK, as Trustee

up to $150,000,000

11 3/8% Senior Subordinated Notes due 2008, Series A

11 3/8% Senior Subordinated Notes due 2008, Series B

SECOND SUPPLEMENTAL INDENTURE, dated as of September 21, 2000, among Special Devices, Incorporated, a Delaware corporation (the “Company”), Scot Incorporated, a Delaware corporation and a wholly owned subsidiary of the Company (“Scot”), and United States Trust Company of New York, as trustee (the “Trustee”).

WHEREAS, SDI Acquisition Corp., A Delaware corporation (“SDI Acquisition”), has heretofore executed and delivered to the Trustee an Indenture dated as of December 15, 1998, (as amended, the “Indenture”), providing for the issuance of its 11 3/8% Senior Subordinated Notes due 2008, Series A in the principal amount of $100,000,000 (the “Initial Securities”) and its 11 3/8% Senior Subordinated Notes due 2008, Series B (the “Exchange Securities” and, together with the Initial Securities, the “Securities”); and

WHEREAS, SDI Acquisition merged with and into the Company and, in connection with the First Supplemental Indenture, the Company assumed by operation of law all of SDI Acquisition’s debts, liabilities, duties and obligations, including SDI Acquisition’s obligations in respect of the Securities and under the Indenture; and

WHEREAS, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 18, 2000 among Scot, the Company, SMS Acquisition Corp., a Delaware corporation (“Buyer”), Scot Acquisition Corp., a Delaware corporation and a wholly owned subsidiary if Buyer (“Acquisition Sub”), and J.F. Lehman Equity Investors I, L.P., a Delaware limited partnership, the Buyer will acquire Scot through the merger of Acquisition Sub with and into Scot (the Merger”); and

WHEREAS, the Merger complies with the conditions and requirements set forth in the Indenture, including Section 5.01; and

WHEREAS, pursuant to Section 4.19 of the Indenture, the Guarantee of Scot and all obligations of Scot thereunder and each and every covenant, undertaking, agreements and obligations under the Indenture will be automatically released immediately upon the consummation of the Merger; and

WHEREAS, the Trustee, the Company and Scot desire by this Second Supplemental Indenture pursuant to and as contemplated by Sections 4.19 and 10.01 of the Indenture, to expressly acknowledge the release and discharge of the Guarantee of Scot under the Indenture and the Securities; and

WHEREAS, all conditions and requirements necessary to make this Second Supplemental Indenture a valid, binding and legal instrument in accordance with its terms upon the Company, Scot and the Trustee, have been performed and fulfilled by the applicable parties hereto and the execution and deliver thereof have been in all respects duly authorized by the applicable parties hereto.

NOW, THEREFORE, in consideration of the above premises, each party agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Securities, as follows:

ARTICLE ONE

RELEASE OF OBLIGATIONS

SECTION 1.01.   Release of Obligations of Scot.

Pursuant to the requirements of Section 4.19 of the Indenture, the Trustee hereby unconditionally releases and terminates the Guarantee of Scot, and releases and discharges Scot from all obligations and undertakings of a Guarantor under the Indenture. From and after the date hereof, Scot shall have no further obligations or liabilities in respect of the Securities or the Guarantee.

ARTICLE TWO

MISCELLANEOUS PROVISIONS

SECTION 2.01   Terms Defined.

For all purposes of this Second Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized forms in this Second Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

SECTION 2.02   Indenture.

Except as amended hereby, the Indenture, and the Securities are in all respects ratified and confirmed and all the terms shall remain in full force and effect.

SECTION 2.03   Governing Law.

THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

SECTION 2.04   Successors.

All agreements of the Company and Scot in this Second Supplemental Indenture and the Securities shall bind their respective successors. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors.

SECTION 2.05   Duplicate Originals.

The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.

SECTION 2.06   Trustee Disclaimer.

The Trustee accepts the amendment of the Indenture effected by this Second Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended and, without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained here, all of which recitals or statements are made solely by the Company and Scot, or for or with respect to (i) the validity of the terms of this Second Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company and Scot by corporate action or otherwise, (iii) the due execution hereof by the Company and Scot or (iv) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

[Signature Page Follows]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first written above.

SPECIAL DEVICES, INCORPORATED, as Issuer
By:	/s/ THOMAS W. CRESANTE
	Name:	Thomas W. Cresante
	Title:	President and Chief Executive Officer
SCOT, INCORPORATED, as Guarantor
By:	/s/ JOSEPH A. STROUD
	Name:	Joseph A. Stroud
	Title:	Vice President and Assistant Secretary
UNITED STATES TRUST COMPANY OF NEW YORK, as Trustee
By:	/s/ MARGARET M. CIESMELEWSKI
	Name:	Margaret M. Ciesmelewski
	Title:	Assistant Vice President